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                                                                    EXHIBIT 10.2
FRITZ COMPANIES, INC.

                      EMPLOYMENT AND NON-COMPETE AGREEMENT


        This Agreement is entered into this 9th day of November, 2000 by and between FRITZ COMPANIES, INC., a Delaware Corporation ("Fritz") and GRAHAM R.F. NAPIER ("NAPIER").

        Whereas NAPIER has certain knowledge and skills in the management of operational functions and wishes to be employed by Fritz; and

        Whereas Fritz desires to employ NAPIER in its business;

        Wherefore, Fritz and NAPIER in consideration of the covenants contained herein agree as follows:

1. Fritz shall employ NAPIER as of November 10, 2000 in the position of President and Chief Operating Officer (with job functions and responsibilities as specified in Exhibit A hereto) in the San Francisco Bay Area reporting to the Chairman of the Board of Fritz Companies, Inc.

2.      Fritz shall compensate NAPIER for such employment as follows:

        a. Twenty-Nine Thousand One Hundred Sixty-Six Dollars and Sixty-Seven Cents ($29,166.67) gross salary per month;

        b. Effective November 10, 2000, a grant of two hundred seventy-five thousand (275,000) non-qualified stock options in lieu of annual 100% cash bonus target under the Senior Management Bonus Plan for FY2001-FY2003, such options to vest one-thirty-sixth (1/36) per month until fully vested after three years. The exercise price of these options will be based on the closing price of the Company's common stock on the NASDAQ National Market on the effective date of such grant;

        c. Annual grants effective each June 1, commencing June 1, 2001 of non-qualified stock options, based on NAPIER's performance against specific objectives and in the sole discretion of the Compensation Committee of the Board of Directors, in a quantity up to a target of seven times then base salary divided by the closing price of the Company's common stock on the NASDAQ National Market on the effective date of each such grant. Fifty-five thousand (55,000) of previously awarded options shall be deemed attributable to fy01 and beyond and shall reduce any stock option grants that would otherwise be made to NAPIER during fy01 and beyond until the fifty-five thousand (55,000) stock options have been exhausted;

        d. Financial Planning and Tax Preparation services provided by a provider selected by Fritz or, at NAPIER's election, reimbursement of such services by a provider selected by NAPIER in an amount not to exceed Seven Thousand Five Hundred Dollars ($7,500.00) per calendar year.

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FRITZ COMPANIES, INC.                                                  FORM 10-Q

        e. Monthly membership dues in either the Olympic Club, San Francisco or the Metropolitan Club, San Francisco whichever NAPIER is initiated into first.

        f. Other Fringe Benefits as provided to all Fritz executives on the Operating Committee;

        g.      Four weeks paid vacation per year;

        h. Reimbursement of reasonable business related expenses in accordance with the Fritz travel and entertainment policy. Travel will be First Class or Business Class if available.

        i. The Company will reimburse NAPIER for any legal fees to review this employment agreement. The amount not to exceed Three Thousand Dollars ($3,000.00).

3. This Agreement shall have a term expiring on November 10, 2003. All terms herein shall remain unchanged for the duration of the term of this Agreement unless changed or modified by a written document signed by NAPIER and the Chairman of the Board of Directors of Fritz. At or prior to the expiration date of this Agreement, NAPIER and the Company shall enter into negotiations as to any renewal of this Agreement.

4. Fritz may terminate this agreement with no further liability or obligation hereunder for "cause". For purposes hereof, "cause" shall mean misconduct including, but not limited to:

        i. Conviction of any felony or any crime involving moral turpitude or dishonesty;
        ii. Participation in a fraud or act of dishonesty against the company;
        iii.   Willful breach of the company's policies;
        iv.    Intentional damage to the company's property;
        v.     Material breach of this agreement;
        vi. Material failure to meet the mutually agreed upon performance objectives set at the commencement of each fiscal year through the normal management by objectives process as established by the company; or
        vii. Conduct that in the good faith and reasonable judgement of the Board of Directors of Fritz demonstrates gross unfitness to perform your job functions.

5. If, as a result of a change of control, NAPIER's employment hereunder is terminated other than for cause, or in the event that NAPIER elects to resign his employment therefor the Change in Control Agreement previously entered into shall prevail.

6. NAPIER shall not engage in any activity whatsoever which conflicts with the interests of Fritz or with NAPIER's duties as an employee of Fritz. NAPIER understands that NAPIER's employment is on a full-time basis, and NAPIER agrees not to engage in any other employment or business-related activity, other than serving as a member of the Board of Directors of no more than two corporations and none of which are competitors or vendors of Fritz, without the prior written consent of the Chairman of the Board of Fritz. NAPIER hereby represents that NAPIER has no agreements with, or obligations

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FRITZ COMPANIES, INC.                                                  FORM 10-Q

        to, any person or entity which conflicts, or may conflict, with the interests of Fritz or with NAPIER's duties as an employee of Fritz.

7. NAPIER understands and acknowledges that during NAPIER's employment with Fritz, NAPIER has been and shall be exposed to Confidential Information (defined below), all of which is proprietary and which rightfully belongs to Fritz. NAPIER shall hold in a fiduciary capacity for the benefit of Fritz all such Confidential Information obtained by NAPIER during NAPIER's employment with Fritz and shall not, directly or indirectly, at any time, either during or after NAPIER's employment with Fritz, without Fritz' prior written consent, use any of such Confidential Information or disclose any of such Confidential Information to any individual or entity other than authorized employees of Fritz except as required in the performance of NAPIER's duties for Fritz. NAPIER shall take all reasonable steps to safeguard such Confidential Information and to protect such Confidential Information against disclosure, misuse, loss or theft. The term "Confidential Information" shall mean any information not generally known in the relevant trade or industry, which was obtained from Fritz or which was learned, discovered, developed, conceived, originated or prepared during or as result of the performance of any services by NAPIER as an employee of Fritz or on behalf of Fritz, including, without limitation, information concerning the provision of freight forwarding services such as the cost of such services, price lists, marketing programs or plans, lists of customers, potential customers, dealers and contacts and other compilations of confidential information.

8. Subject to the non-competition and non-solicitation covenants below, upon termination of NAPIER's employment other than for expiration of this contract, disability, cause or a change in control, Fritz shall pay NAPIER, as NAPIER's sole remedy for such termination:

        a. Salary continuation for a period of eighteen months in an amount equal to NAPIER's monthly base salary in effect prior to the salary continuation period and paid on the Company's normal pay days; and

        b. Restricted stock and stock options previously granted but not yet vested shall continue to vest during the salary continuation period. All restricted stock and stock options previously granted but not yet vested as of the completion of the salary continuation period shall vest at the completion of the salary continuation period. NAPIER shall have ninety (90) days after the completion of the salary continuation period to exercise stock options. Any stock options not exercised within ninety
                (90) days after the completion of the salary continuation period shall lapse; and

        c. Continuation of group health and financial planning benefits during the salary continuation period.

        d. There shall be no vacation or personal day accrual during the salary continuation period. In consideration of such payment, for the salary continuation period of eighteen months ("Non-Competition Period") the following shall apply:

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FRITZ COMPANIES, INC.                                                  FORM 10-Q

               (1) during the term hereof and for the Non-Competition period after NAPIER ceases to be employed by Fritz, NAPIER shall not, directly or indirectly, either for himself or any other person, own, manage, control, participate in, invest in, permit his name to be used by, act as consultant or advisor to, render services for (whether alone or in association with any individual, entity, or other business organization), or otherwise assist in any manner any individual or entity that engages in or owns, invests in, manages or controls any venture for enterprise engaged in the provision of services that are similar to, or in competition with, or may materially detract from, any services provided by Fritz or as to which Fritz had firm plans as of the date NAPIER ceased to be employed by Fritz. Nothing herein shall prohibit NAPIER from being a passive owner of not more than two percent (2%) of the outstanding stock of any class of securities of a corporation engaged in such business which is publicly traded, so long as he has no active participation in the business of such corporation.

               (2) during the Non-Competition Period, NAPIER shall not, directly or indirectly, (i) induce or attempt to induce or aid another in inducing any employee of Fritz to leave the employ of Fritz, or in any way interfere with the relationship between Fritz and any employee of Fritz, or
                      (ii) induce or attempt to induce any customer of Fritz to cease doing business with Fritz, or in any way interfere with the relationship between Fritz and any customer or other business relation of Fritz.

               (3) during the Non-Competition Period, NAPIER shall not, directly or indirectly employ any employee of Fritz who voluntarily terminates such employment until three months have passed following termination of such employment.

               (4) in the event a court shall refuse to enforce the agreements contained herein, either because of the scope of the geographical area specified in this Agreement or the duration of the restrictions, the parties hereto expressly confirm their intention that the geographical areas covered hereby and the time period of the restrictions be deemed automatically reduced to the minimum extent necessary to permit enforcement.

9. Each of the parties hereto acknowledges and agrees that the extent of damages to Fritz in the event of a breach by NAPIER of this Agreement would be impossible to ascertain and there is and will be available to Fritz no adequate remedy at law to compensate it in the event of such a breach. Consequently, NAPIER, agrees that, in the event that he breaches any of such covenants, Fritz shall be entitled, in addition to any other relief to which it may be entitled including without limitation money damages, to enforce any or all of such covenants by injunctive or other equitable relief ordered by any court of competent jurisdiction.

10. No agreements, representations or understandings (whether oral or written and whether express or implied) which are not expressly set forth in this Agreement have been made

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FRITZ COMPANIES, INC.                                                  FORM 10-Q

        or entered into by either party with respect to the subject matter hereof except for the Change of Control Agreement previously entered into. This Agreement shall supercede any prior employment agreements between NAPIER and Fritz other than the Change of Control Agreement previously entered into.

11. This Agreement shall be governed by and construed in accordance with the laws of the State of California.

12. To ensure rapid and economical resolution of any disputes which may arise under this agreement, NAPIER and Fritz agree that any and all disputes or controversies of any nature whatsoever, regarding the interpretation, performance, enforcement or breach of this agreement shall be resolved by confidential, final and binding arbitration (rather than trial by jury or court or resolution in any other forum) under the then existing rules of Judicial Arbitration and Mediation Services ("JAMS") in San Francisco, California. In the event that JAMS ceases to exist as an arbitration service, any such matter shall be resolved by confidential, final and binding arbitration under the then existing rules of the American Arbitration Association in San Francisco, California. The prevailing party in the arbitration shall be entitled to recover his or its attorneys' fees and costs.




FRITZ COMPANIES, INC.                        /s/ GRAHAM R. F. NAPIER



-----------------------------------------    -----------------------------------
By: /s/ Lynn C. Fritz
Title: Chairman of the Board of Directors

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